AMENDMENT NO. 3
TO THE
AARON’S, INC.
EMPLOYEES RETIREMENT PLAN AND TRUST

This Amendment No.3 is made and entered into this 31st day of December, 2012, by Aaron’s Inc. (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company maintains the Aaron’s, Inc. Employees Retirement Plan and Trust, as amended and restated effective as of December 31, 2010, and as subsequently amended from time to time (the “Plan”), for the exclusive benefit of its employees and their beneficiaries;
WHEREAS, Article X of the Plan permits the Company to amend the Plan from time to time; and
WHEREAS, the Company desires to amend the Plan effective January 1, 2013, to (i) adopt a 401(k) safe harbor contribution formula, (ii) modify the definition of compensation, (iii) permit discretionary employer contributions, (iv) clarify the sources from which rollover contributions are accepted, (v) permit withdrawals of rollovers at any time, and (vi) add a plan loan program.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.    The last sentence of the first paragraph of Section 1.3 of the Plan shall be amended, effective as of January 1, 2013, to read as follows:
“For purposes of determining the amount a Participant may elect to contribute to the Plan as Elective Deferrals and to be allocated as Employer Contributions and for purposes of testing contributions pursuant to Sections 3.4 and 3.5 of the Plan, only Annual Compensation paid while the Participant is eligible to participate in the Plan shall be considered.”
2.    The second sentence of the second paragraph of Section 1.3 of the Plan shall be amended, effective as of January 1, 2013, to read as follows:
“For purposes of determining the Employer’s Matching Contribution as provided in Section 3.1(c), Annual Compensation for Participants who are Highly Compensated Employees shall not include the compensation includable in such Participant’s gross income that is attributable to the exercise by such Participant of a nonqualified stock option.”
3.    A new paragraph shall be added to the end of Section 1.5 of the Plan, effective as of January 1, 2013, to read as follows:
“Notwithstanding the foregoing, if the nondiscrimination requirements applicable to Employee Non-Tax-Deductible Voluntary Contributions and Matching Contributions under Code Section 401(m) are also deemed satisfied for the Plan Year with respect to all or some Matching Contributions, the Company may elect to exclude those Matching Contributions made on an Employee’s behalf for the Plan Year with respect to which the limitations are deemed satisfied in computing the Employee’s Average Contribution Percentage for the Plan Year. If the nondiscrimination requirements applicable to Elective Deferrals are deemed satisfied using Matching Contributions, but the nondiscrimination requirements applicable to Matching Contributions are not deemed satisfied for the Plan Year, the Company may elect to exclude Matching Contributions made on an Employee’s behalf for the Plan year in an amount up to 4 percent of the Employee’s Annual Compensation for the Plan Year in computing the Employee’s Average Contribution Percentage for such Plan Year.”
4. Section 3.1(c) of the Plan shall be amended, effective as of January 1, 2013, to read as follows:
“Safe Harbor Matching Contributions –
(i) The following formula is intended to be a safe harbor formula under Code Sections 401(k) and (m). For each pay period of a Plan Year, the Employer shall make a Matching Contribution to the Plan, in the amount provided in this Section 3.1(c)(i), for the credit of each Participant contributing during such pay period a portion of his Annual Compensation as provided in Section 3.1(a). Subject to the next sentence and Section 4.5, the amount contributed under this Section 3.1(c)(i) on behalf of each such Participant shall be equal to 100% of the first 3% of such Participant’s Annual Compensation that he contributes as Elective Deferrals during such pay period, plus 50% of the next 2% of such Participant’s Annual Compensation that he contributes as Elective Deferrals that he contributes during such pay period. Subject to Section 4.3(c) and as provided in Section 4.3(a), the Matching Contribution of the Employer for any pay period may, in the sole discretion of the Employer, be reduced by any Forfeitures and amounts subject to potential future buy-back options because of distributions made during such pay period. Matching Contributions made pursuant to the safe harbor formula shall be accounted for separately as “Safe Harbor Matching Contributions”.”
(ii) Time of Making Contribution – Notwithstanding Section 3.1(c)(i), the Employer shall pay to the Trustee amounts which are contributed to the Trust under this Section 3.1 no later than the end of the Calendar Quarter following the Calendar Quarter to which the Elective Deferrals that are to be matched are made.”
5. A new Section 3.1(d) shall be added to the Plan, effective as of January 1, 2013, to read as follows:
“Employer Contributions –
(i) Each Employer may, in its discretion, make an Employer Contribution to the Plan for a Plan Year in an amount determined by the Employer. Any Employer Contributions made by an Employer for a Plan Year shall be allocated among Eligible Employees during the Plan Year who are employed on the last day of the Plan Year. The allocable share of each Eligible Employee shall be in the ration which his Annual Compensation for the Plan Year bears to the aggregate of such Annual Compensation for all such Eligible Employees. Employer Contributions made pursuant to this Section 3.1(d) shall be accounted for separately as “Employer Contributions”.”
6. The first sentence of Section 3.2(c)(i) shall be amended, effective as of January 1, 2013, to read as follows:
“With the consent of the Committee the Trustee may receive and invest any amounts received by an Employee, who is eligible to participate in the Plan in accordance with Section 2.1 above, from a qualified plan described in Code Section 401(a) or 403(a), including amounts attributable to after-tax employee contributions and designated Roth contributions described in Code Section 402A; an annuity contract described in Code Section 403(b), excluding amounts attributable to after-tax employee contributions and designated Roth contributions described in Code Section 402A; an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; or an individual retirement account or annuity described in Code Section 408(a) or 408(b), excluding amounts attributable to after-tax employee contributions and designated Roth contributions described in Code Section 402A.”

7. Section 3.2(c)(ii) of the Plan shall be amended, effective as of January 1, 2013, to read as follows:
“(ii)    Withdrawal of Rollover Accounts – Withdrawals of any portion of any rollover account by any Participant shall be allowed at any time in accordance with rules and procedures prescribed by the Plan Administrator.”
8. Section 3.4 of the Plan shall be amended, effective as of January 1, 2013, to read as follows:
“3.4    Limitation on Elective Deferrals – The limitations on elective deferrals is not applicable as the Plan is intended to satisfy a safe harbor formula under Code Section 401(k).”
9. A new sentence shall be added to the end of the second paragraph of Section 5.5(a) of the Plan, effective as of January 1, 2013, to read as follows:
“Notwithstanding any other provision of the Plan to the contrary, contributions separately accounted for as Safe Harbor Matching Contributions shall be treated as fully vested at the time of contribution, and the foregoing vesting schedule shall not apply to such contributions.”
10. A new Section 7.1(a)(ix) shall be added to the Plan, effective as of January 1, 2013, to read as follows:
“(ix) Notwithstanding any provision to the contrary, Matching Contributions that are accounted for separately as Safe Harbor Matching Contributions are not eligible for hardship withdrawals.”
11. A new Article XV is added to the Plan, effective as of January 1, 2013, to read as follows:
“ARTICLE XV
LOANS
15.1    Application for Loan - A Participant who is a party in interest as defined in ERISA Section 3(14) may make application to the Plan Administrator for a loan from his Account. Loans shall be made to Participants in accordance with written guidelines which are hereby incorporated into and made a part of the Plan. To the extent that such written guidelines comply with the requirements of Code Section 72(p), but are inconsistent with the provisions of this Article, such written guidelines shall be given effect.
15.2    Collateral for Loan - As collateral for any loan granted hereunder, the Participant shall grant to the Plan a security interest in his vested interest under the Plan equal to the amount of the loan; provided, however, that in no event may the security interest exceed 50 percent of the Participant's vested interest under the Plan determined as of the date as of which the loan is originated in accordance with Plan provisions. In the case of a Participant who is an active employee, the Participant also shall enter into an agreement to repay the loan by payroll withholding.
No loan in excess of 50 percent of the Participant's vested interest under the Plan shall be made from the Plan.
Loans shall not be made available to Highly Compensated Employees in an amount greater than the amount made available to other employees.
A loan shall not be granted unless the Participant consents to the charging of his Account for unpaid principal and interest amounts in the event the loan is declared to be in default.

15.3    Reduction of Account Upon Distribution - Notwithstanding any other provision of the Plan, the amount of a Participant's Account that is distributable to the Participant or his Beneficiary shall be reduced by the portion of his vested interest that is held by the Plan as security for any loan outstanding to the Participant, provided that the reduction is used to repay the loan. If distribution is made because of the Participant's death prior to the commencement of distribution of his Account and the Participant's vested interest in his Account is payable to more than one individual as Beneficiary, then the balance of the Participant's vested interest in his Account shall be adjusted by reducing the vested account balance by the amount of the security used to repay the loan, as provided in the preceding sentence, prior to determining the amount of the benefit payable to each such individual.
15.4    Legal Requirements Applicable to Plan Loans - Notwithstanding any other provision of the Plan to the contrary, the following terms and conditions shall apply to any loan made to a Participant under this Article:
(a)    The amount of any loan to a Participant (when added to the outstanding balance of all other loans to the Participant from the Plan or any other plan maintained by an Employer or a Related Company) shall not exceed the lesser of:

(i)
$50,000, reduced by the excess, if any, of the highest outstanding balance of any other loan to the Participant from the Plan or any other plan maintained by an Employer or a Related Company during the preceding 12-month period over the outstanding balance of such loans on the date a loan is made hereunder; or

(ii)	50 percent of the vested portions of the Participant's Account and his vested interest under all other plans maintained by an Employer or a Related Company.
(b)    The term of any loan to a Participant shall be no greater than 5 years, except for loans used to acquire a principal residence, which shall be no greater than 15 years.
(c)    Substantially level amortization shall be required over the term of the loan with payments made not less frequently than quarterly. Notwithstanding the foregoing, if so provided in the written guidelines applicable to Plan loans, the amortization schedule may be waived and payments suspended while a Participant is on a leave of absence from employment with an Employer or any Affiliated Employer (for periods in which the Participant does not perform military service as described in paragraph (d) below), provided that all of the following requirements are met:
(d)    If a Participant is absent from employment with any Employer or any Affiliated Employer for a period during which he performs services in the uniformed services (as defined in chapter 45 of title 38 of the United States Code), whether or not such services constitute qualified military service, the suspension of payments shall not be taken into account for purposes of applying either paragraph (b) or paragraph (c) of this Section provided that payments resume in accordance with applicable law.
(e)    The loan shall be evidenced by a legally enforceable agreement that demonstrates compliance with the provisions of this Section.
(f)    Subject to the requirements of the Servicemembers Civil Relief Act, the interest rate on any loan to a Participant shall be a reasonable interest rate commensurate with current interest rates charged for loans made under similar circumstances by persons in the business of lending money.

15.5    Administration of Loan Investment Fund - Upon approval of a loan to a Participant, the Administrator shall direct the Trustee to transfer an amount equal to the loan amount from the Investment Funds in which it is invested, as directed by the Plan Administrator, to the loan Investment Fund established in the Participant's name. Any loan approved by the Plan Administrator shall be made to the Participant out of the Participant's loan Investment Fund. All principal and interest paid by the Participant on a loan made under this Article shall be deposited to his Account and shall be allocated upon receipt among the Investment Funds in accordance with the Participant's currently effective investment election. The balance of the Participant's loan Investment Fund shall be decreased by the amount of principal payments and the loan Investment Fund shall be terminated when the loan has been repaid in full.
Except as amended herein, the provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment No. 3 to be executed by its duly authorized corporate officer and its corporate seal to be hereunto affixed.

AARON’S, INC.
By:	/s/ David C. Strickland
David C. Strickland Vice President Associate Resources